As filed with the Securities and Exchange Commission on August 3, 2011

Registration No. 333-173250

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REALOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6531	20-4381990
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

DOMUS HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	6531	20-8050955
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

GUARANTORS LISTED ON SCHEDULE A HERETO

Marilyn J. Wasser, Esq.

Realogy Corporation

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Stacy J. Kanter, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒    333-173250

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

SCHEDULE A

The address for each of the guarantors listed below is One Campus Drive, Parsippany, New Jersey 07054. The primary standard industrial classification code number for each of the guarantors listed below is 6531. The guarantors, the states of incorporation or organization for each guarantor and the IRS employer identification number for each guarantor is listed below.

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.
Burrow Escrow Services, Inc.	California	33-0876967
Coldwell Banker Real Estate LLC	California	95-3656885
Coldwell Banker Residential Brokerage Company	California	95-3140237
Coldwell Banker Residential Real Estate LLC	California	95-3522685
Coldwell Banker Residential Referral Network	California	33-0196250
Cornerstone Title Company	California	33-0955745
Equity Title Company	California	95-3415676
Guardian Title Company	California	95-2951502
National Coordination Alliance LLC	California	33-0477770
Realogy Operations LLC	California	95-2699378
Referral Network Plus, Inc.	California	26-2299918
Valley of California, Inc.	California	94-1615655
West Coast Escrow Company	California	95-4037858
Colorado Commercial, LLC	Colorado	84-1539312
Guardian Title Agency, LLC	Colorado	84-1300104
NRT Colorado LLC	Colorado	84-1474328
Referral Network, LLC	Colorado	84-1541495
Associated Client Referral LLC	Delaware	26-0376602
Better Homes and Gardens Real Estate Licensee LLC	Delaware	26-1483161
Better Homes and Gardens Real Estate LLC	Delaware	26-1439164
Burgdorff LLC	Delaware	26-0376660
Career Development Center, LLC	Delaware	20-5782611
Cartus Asset Recovery Corporation	Delaware	26-3108651
Cartus Corporation	Delaware	94-1717274
Cartus Partner Corporation	Delaware	26-1545145
CDRE TM LLC	Delaware	20-5122543
Century 21 Real Estate LLC	Delaware	95-3414846
CGRN, Inc.	Delaware	22-3652986
Coldwell Banker LLC	Delaware	33-0320545
Coldwell Banker Real Estate Services LLC	Delaware	26-0376845
Coldwell Banker Residential Brokerage LLC	Delaware	33-0722736
Domus Holdings Corp.	Delaware	20-8050955
Equity Title Messenger Service Holding LLC	Delaware	14-1871488
ERA Franchise Systems LLC	Delaware	22-3419810
First California Escrow Corp	Delaware	20-2923040
Franchise Settlement Services LLC	Delaware	20-0922030
Global Client Solutions LLC	Delaware	26-3051498
Guardian Holding Company	Delaware	20-0597637
Gulf South Settlement Services, LLC	Delaware	20-2668391
Jack Gaughen LLC	Delaware	26-0376973
Keystone Closing Services LLC	Delaware	23-2930568
NRT Arizona Commercial LLC	Delaware	20-3697457
NRT Arizona LLC	Delaware	20-3392792
NRT Arizona Referral LLC	Delaware	20-3697479

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.
NRT Columbus LLC	Delaware	31-1794070
NRT Commercial LLC	Delaware	52-2173782
NRT Commercial Utah LLC	Delaware	87-0679989
NRT Development Advisors LLC	Delaware	20-0442165
NRT Devonshire LLC	Delaware	26-2333684
NRT Hawaii Referral, LLC	Delaware	20-3574360
NRT LLC	Delaware	33-0769705
NRT Mid-Atlantic LLC	Delaware	26-0393458
NRT Missouri LLC	Delaware	64-0965388
NRT Missouri Referral Network LLC	Delaware	26-0393293
NRT New England LLC	Delaware	04-2154746
NRT New York LLC	Delaware	13-4199334
NRT Northfork LLC	Delaware	26-0840964
NRT Philadelphia LLC	Delaware	27-3478613
NRT Pittsburgh LLC	Delaware	26-0393427
NRT Referral Network LLC	Delaware	80-0506617
NRT Relocation LLC	Delaware	20-0011685
NRT REOExperts LLC	Delaware	26-2707374
NRT Settlement Services of Missouri LLC	Delaware	26-0006000
NRT Settlement Services of Texas LLC	Delaware	52-2299482
NRT Sunshine Inc.	Delaware	51-0455827
NRT Utah LLC	Delaware	87-0679991
ONCOR International LLC	Delaware	20-5470167
Real Estate Referral LLC	Delaware	26-0393629
Real Estate Referrals LLC	Delaware	26-0393668
Real Estate Services LLC	Delaware	22-3770721
Realogy Franchise Group LLC	Delaware	20-4206821
Realogy Global Services LLC	Delaware	22-3528294
Realogy Licensing LLC	Delaware	22-3544606
Realogy Services Group LLC	Delaware	20-1572338
Realogy Services Venture Partner LLC	Delaware	20-2054650
Secured Land Transfers LLC	Delaware	26-0184940
Sotheby’s International Realty Affiliates LLC	Delaware	20-1077136
Sotheby’s International Realty Licensee LLC	Delaware	20-1077287
Sotheby’s International Realty Referral Company, LLC	Delaware	20-4568253
Title Resource Group Affiliates Holdings LLC	Delaware	20-0597595
Title Resource Group Holdings LLC	Delaware	22-3868607
Title Resource Group LLC	Delaware	22-3680144
Title Resource Group Services LLC	Delaware	22-3788990
Title Resources Incorporated	Delaware	76-0594000
TRG Services, Escrow, Inc.	Delaware	26-1512603
World Real Estate Marketing LLC	Delaware	26-3623204
WREM, Inc.	Delaware	27-1798705
Referral Network LLC	Florida	59-2541359
St. Joe Title Services LLC	Florida	59-3508965
The Sunshine Group (Florida) Ltd. Corp.	Florida	13-3329821
Coldwell Banker Commercial Pacific Properties LLC	Hawaii	99-0335507
Coldwell Banker Pacific Properties LLC	Hawaii	99-0323981
NRT Insurance Agency, Inc.	Massachusetts	04-3332208
Referral Associates of New England LLC	Massachusetts	04-3079542
Mid-Atlantic Settlement Services LLC	Maryland	52-1851057

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.
Sotheby’s International Realty, Inc.	Michigan	38-2556952
Burnet Realty LLC	Minnesota	41-1660781
Burnet Title LLC	Minnesota	41-1926464
Burnet Title Holding LLC	Minnesota	41-1840763
Home Referral Network LLC	Minnesota	41-1685091
Market Street Settlement Group LLC	New Hampshire	02-0505642
The Sunshine Group, Ltd.	New York	13-3329821
Coldwell Banker Residential Referral Network, Inc.	Pennsylvania	25-1485174
TRG Settlement Services, LLP	Pennsylvania	25-1810204
Lakecrest Title, LLC	Tennessee	38-3682041
Alpha Referral Network LLC	Texas	33-0443969
American Title Company of Houston	Texas	75-2477592
ATCOH Holding Company	Texas	76-0452401
NRT Texas LLC	Texas	75-2412614
Processing Solutions LLC	Texas	76-0006215
TAW Holding Inc.	Texas	76-0593996
Texas American Title Company	Texas	74-1909700
Waydan Title, Inc.	Texas	76-0443701

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (333-173250) is filed pursuant to Rule 462(d) solely to add Exhibit 15.2 to such Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

15.2*	Letter Regarding Unaudited Interim Financial Statements.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 3rd of August, 2011.

REALOGY CORPORATION

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

* Henry R. Silverman	Non-Executive Chairman of the Board	August 3, 2011

* Richard A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2011

/S/ ANTHONY E. HULL Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 3, 2011

* Dea Benson	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	August 3, 2011

* Marc E. Becker	Director	August 3, 2011

* Scott Kleinman	Director	August 3, 2011

* M. Ali Rashid	Director	August 3, 2011

* V. Ann Hailey	Director	August 3, 2011

*By:	/S/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 3rd of August, 2011.

DOMUS HOLDINGS CORP.

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

* Henry R. Silverman	Non-Executive Chairman of the Board	August 3, 2011

* Richard A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2011

/s/ ANTHONY E. HULL Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 3, 2011

* Dea Benson	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	August 3, 2011

* Marc E. Becker	Director	August 3, 2011

* Scott Kleinman	Director	August 3, 2011

* M. Ali Rashid	Director	August 3, 2011

* V. Ann Hailey	Director	August 3, 2011

*By:	/S/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 3rd of August, 2011.

CARTUS CORPORATION CDRE TM LLC NRT INSURANCE AGENCY, INC. REALOGY OPERATIONS LLC REALOGY SERVICES GROUP LLC REALOGY SERVICES VENTURE PARTNER LLC SOTHEBY’S INTERNATIONAL REALTY LICENSEE LLC WREM, INC.

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Chief Financial Officer

CARTUS ASSET RECOVERY CORPORATION CARTUS PARTNER CORPORATION LAKECREST TITLE, LLC NRT PHILADELPHIA LLC REFERRAL NETWORK LLC

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President & Treasurer

AMERICAN TITLE COMPANY OF HOUSTON

ATCOH HOLDING COMPANY

BURNET TITLE LLC

BURNET TITLE HOLDING LLC

BURROW ESCROW SERVICES, INC.

CORNERSTONE TITLE COMPANY

EQUITY TITLE COMPANY

EQUITY TITLE MESSENGER SERVICE HOLDING LLC

FIRST CALIFORNIA ESCROW CORPORATION

FRANCHISE SETTLEMENT SERVICES LLC

GUARDIAN HOLDING COMPANY

GUARDIAN TITLE AGENCY, LLC

GUARDIAN TITLE COMPANY

GULF SOUTH SETTLEMENT SERVICES, LLC

KEYSTONE CLOSING SERVICES LLC

MARKET STREET SETTLEMENT GROUP
LLC

MID-ATLANTIC SETTLEMENT SERVICES
LLC

NATIONAL COORDINATION ALLIANCE LLC

NRT SETTLEMENT SERVICES OF MISSOURI LLC

NRT SETTLEMENT SERVICES OF TEXAS LLC

PROCESSING SOLUTIONS LLC

SECURED LAND TRANSFERS LLC

ST. JOE TITLE SERVICES LLC

TAW HOLDING INC.

TEXAS AMERICAN TITLE COMPANY

TITLE RESOURCE GROUP AFFILIATES HOLDINGS LLC

TITLE RESOURCE GROUP HOLDINGS LLC

TITLE RESOURCE GROUP LLC

TITLE RESOURCE GROUP SERVICES LLC

TITLE RESOURCES INCORPORATED

TRG SERVICES, ESCROW, INC.

TRG SETTLEMENT SERVICES, LLP

WAYDAN TITLE, INC.

WEST COAST ESCROW COMPANY

By:	/s/ THOMAS N. RISPOLI
Name:	Thomas N. Rispoli
Title:	Chief Financial Officer

BETTER HOMES AND GARDENS REAL ESTATE LLC

BETTER HOMES AND GARDENS REAL ESTATE LICENSEE LLC

CENTURY 21 REAL ESTATE LLC

CGRN, INC.

COLDWELL BANKER LLC

COLDWELL BANKER REAL ESTATE LLC

ERA FRANCHISE SYSTEMS LLC

GLOBAL CLIENT SOLUTIONS LLC

ONCOR INTERNATIONAL LLC

REALOGY FRANCHISE GROUP LLC

REALOGY GLOBAL SERVICES LLC

REALOGY LICENSING LLC

SOTHEBY’S INTERNATIONAL REALTY AFFILIATES LLC

WORLD REAL ESTATE MARKETING LLC

By:	/s/ ANDREW G. NAPURANO
Name:	Andrew G. Napurano
Title:	Chief Financial Officer

ALPHA REFERRAL NETWORK LLC

ASSOCIATED CLIENT REFERRAL LLC

BURGDORFF LLC

BURNET REALTY LLC

CAREER DEVELOPMENT CENTER, LLC

COLDWELL BANKER COMMERCIAL PACIFIC PROPERTIES LLC

COLDWELL BANKER PACIFIC PROPERTIES LLC

COLDWELL BANKER REAL ESTATE SERVICES LLC

COLDWELL BANKER RESIDENTIAL BROKERAGE COMPANY

COLDWELL BANKER RESIDENTIAL BROKERAGE LLC

COLDWELL BANKER RESIDENTIAL REAL ESTATE LLC

COLDWELL BANKER RESIDENTIAL REFERRAL NETWORK

COLDWELL BANKER RESIDENTIAL REFERRAL NETWORK, INC.

COLORADO COMMERCIAL, LLC

HOME REFERRAL NETWORK LLC

JACK GAUGHEN LLC

NRT ARIZONA LLC

NRT ARIZONA COMMERCIAL LLC

NRT ARIZONA REFERRAL LLC

NRT COLORADO LLC

NRT COLUMBUS LLC

NRT COMMERCIAL LLC

NRT COMMERCIAL UTAH LLC

NRT DEVELOPMENT ADVISORS LLC

NRT DEVONSHIRE LLC

NRT HAWAII REFERRAL, LLC

NRT LLC

NRT MID-ATLANTIC LLC

NRT MISSOURI LLC

NRT MISSOURI REFERRAL NETWORK LLC

NRT NEW ENGLAND LLC

NRT NEW YORK LLC

NRT NORTHFORK LLC

NRT PITTSBURGH LLC

NRT REFERRAL NETWORK LLC

NRT RELOCATION LLC

NRT REOEXPERTS LLC

NRT SUNSHINE INC.

NRT TEXAS LLC

NRT UTAH LLC

REAL ESTATE REFERRAL LLC

REAL ESTATE REFERRALS LLC

REAL ESTATE SERVICES LLC

REFERRAL ASSOCIATES OF NEW ENGLAND LLC

REFERRAL NETWORK, LLC

REFERRAL NETWORK PLUS, INC.

SOTHEBY’S INTERNATIONAL REALTY, INC.

SOTHEBY’S INTERNATIONAL REALTY

REFERRAL COMPANY, LLC

THE SUNSHINE GROUP (FLORIDA) LTD. CORP.

THE SUNSHINE GROUP, LTD.

VALLEY OF CALIFORNIA, INC.

By:	/s/ KEVIN R. GREENE
Name:	Kevin R. Greene
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ ANTHONY E. HULL Anthony E. Hull	(2)	August 3, 2011

* Thomas N. Rispoli	(3)	August 3, 2011

* Andrew G. Napurano	(4)	August 3, 2011

* Eric Barnes	(5)	August 3, 2011

* Kevin R. Greene	(6)	August 3, 2011

* Donald J. Casey	(7)	August 3, 2011

* Marilyn J. Wasser	(8)	August 3, 2011

* Robert Way	(9)	August 3, 2011

* David J. Weaving	(10)	August 3, 2011

* James M. Kriebel Jr.	(11)	August 3, 2011

* Terrence D. Wright	(12)	August 3, 2011

*By:	/S/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

Signature	Title	Date

* Allen Shindler	(13)	August 3, 2011

* E. Neil Gulley	(14)	August 3, 2011

* Kevin J. Kelleher	(15)	August 3, 2011

* Tony Wong	(16)	August 3, 2011

* Alexander E. Perriello III	(17)	August 3, 2011

* Bruce G. Zipf	(18)	August 3, 2011

* Charlotte Sears	(19)	August 3, 2011

* Clark W. Toole, III	(20)	August 3, 2011

* Kenneth Hoffert	(21)	August 3, 2011

* Richard P. Tucker	(22)	August 3, 2011

* Paula A. Singleton	(23)	August 3, 2011

* Martha Louise Appel	(24)	August 3, 2011

* Malcolm MacEwen	(25)	August 3, 2011

Robin Webb	(26)	August 3, 2011

* Steven Bogden	(27)	August 3, 2011

* Brad Horner	(28)	August 3, 2011

* Mel Husney	(29)	August 3, 2011

*By:	/S/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

Signature	Title	Date

* Linda Searle-Taylor	(30)	August 3, 2011

Alec String	(31)	August 3, 2011

* James Dohr	(32)	August 3, 2011

Richard J. Loughlin Jr.	(33)	August 3, 2011

* Patricia H. Cole	(34)	August 3, 2011

* Kelly Kennedy Mack	(35)	August 3, 2011

* William D. Yahn	(36)	August 3, 2011

* David Krieger	(37)	August 3, 2011

* Stephen Benetz	(38)	August 3, 2011

* Bernadette Tucker	(39)	August 3, 2011

* Hilry S. Stroup	(40)	August 3, 2011

* Sherry Chris	(41)	August 3, 2011

* Esther Semlak	(42)	August 3, 2011

* Richard W. Davidson	(43)	August 3, 2011

* James R. Gillespie	(44)	August 3, 2011

* George Hackett	(45)	August 3, 2011

*By: /s/ ANTHONY E. HULL Anthony E. Hull Attorney-in-Fact

Signature	Title	Date

* Charles G. Young	(46)	August 3, 2011

* Vikas Bangia	(47)	August 3, 2011

* C. Matthew Spinolo	(48)	August 3, 2011

* Derek Massey	(49)	August 3, 2011

* Nancy J. LoRusso	(50)	August 3, 2011

* Richard A. Smith	(51)	August 3, 2011

* Michael R. Good	(52)	August 3, 2011

* Elliot Rose	(53)	August 3, 2011

* By:	/s/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

1	Each entity listed below is a single member limited liability company managed by its sole member or a limited liability partnership and does not have a board of directors or similar body. A separate signature page of each sole member or partner, as applicable, is included elsewhere in this Registration Statement.

Alpha Referral Network LLC is managed by its sole member, Coldwell Banker Residential Referral Network.

Better Homes and Gardens Real Estate Licensee LLC, Better Homes and Gardens Real Estate LLC, Century 21 Real Estate LLC, Coldwell Banker LLC, ERA Franchise Systems LLC, NRT LLC, Realogy Franchise Group LLC, Realogy Global Services LLC, Realogy Licensing LLC, Realogy Operations LLC, Realogy Services Venture Partner LLC, Sotheby’s International Realty Affiliates LLC, Sotheby’s International Realty Licensee LLC and Title Resource Group LLC are managed by their sole member, Realogy Services Group LLC.

Burgdorff LLC, Burnet Realty LLC, CDRE TM LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Residential Brokerage LLC, Home Referral Network LLC, NRT Colorado LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT Mid-Atlantic LLC, NRT Texas LLC, NRT Utah LLC and Real Estate Services LLC are managed by their sole member, NRT LLC.

Career Development Center, LLC is managed by its sole member, NRT Arizona LLC.

Coldwell Banker Commercial Pacific Properties LLC is managed by its sole member, Coldwell Banker Real Estate Services LLC.

Coldwell Banker Real Estate LLC is managed by its sole member, Coldwell Banker LLC.

Coldwell Banker Real Estate Services LLC, NRT Columbus LLC and NRT Pittsburgh LLC are managed by their sole member, Coldwell Banker Residential Real Estate LLC.

Coldwell Banker Residential Real Estate LLC is managed by its sole member, Coldwell Banker Residential Brokerage LLC.

Colorado Commercial, LLC is managed by its sole member, NRT Colorado LLC.

Burnet Title Holding LLC, Burnet Title LLC, Keystone Closing Services LLC, Processing Solutions LLC, St. Joe Title Services LLC, Equity Title Messenger Service Holding LLC, Franchise Settlement Services LLC, Guardian Title Agency, LLC, Mid-Atlantic Settlement Services LLC, National Coordination Alliance LLC, NRT Settlement Services of Missouri LLC, NRT Settlement Services of Texas LLC, Secured Land Transfers LLC and Title Resource Group Holdings LLC are managed by their sole member, Title Resource Group LLC.

Global Client Solutions LLC and ONCOR International LLC are managed by their sole member, Realogy Franchise Group LLC.

Gulf South Settlement Services, LLC is managed by its sole member, Title Resource Group Affiliates Holdings, Inc.

Lakecrest Title, LLC is managed by its sole member, Cartus Corporation.

Market Street Settlement Group LLC and Title Resource Group Affiliates Holdings LLC are managed by their sole member, Title Resource Group Holdings LLC.

NRT Northfork LLC is managed by its sole member, NRT New York LLC.

Real Estate Referral LLC is managed by its sole member, NRT New England LLC.

Real Estate Referrals LLC is managed by its sole member, NRT Mid-Atlantic LLC.

Realogy Services Group LLC is managed by its sole member, Realogy Corporation.

Referral Network, LLC is managed by its sole member, NRT Colorado LLC.

Title Resource Group Services LLC is managed by its sole member, St. Joe Title Services LLC.

TRG Settlement Services, LLP is managed by its General Partner, Title Resource Group LLC and its Limited Partner, Title Resource Group Services LLC.

World Real Estate Marketing LLC is managed by its sole member, Century 21 Real Estate LLC.

2	Anthony E. Hull has signed this Registration Statement as Executive Vice President and Chief Financial Officer of NRT Insurance Agency, Inc. Anthony E. Hull has signed this Registration Statement as Executive Vice President, Chief Financial Officer and Treasurer of the following entities: Realogy Operations LLC, Realogy Services Group LLC and Realogy Services Venture Partner LLC.

3	Thomas N. Rispoli has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: American Title Company of Houston, ATCOH Holding Company, Burnet Title Holding LLC, Burnet Title LLC, Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, Equity Title Messenger Service Holding LLC, First California Escrow Corporation, Franchise Settlement Services LLC, Guardian Holding Company, Guardian Title Agency, LLC, Guardian Title Company, Gulf South Settlement Services, LLC, Keystone Closing Services LLC, Lakecrest Title, LLC, Market Street Settlement Group LLC, Mid-Atlantic Settlement Services LLC, National Coordination Alliance LLC, NRT Settlement Services of Missouri LLC, NRT Settlement Services of Texas LLC, Processing Solutions LLC, Secured Land Transfers LLC, St. Joe Title Services LLC, TAW Holding Inc., Texas American Title Company, Title Resource Group Affiliates Holdings LLC, Title Resource Group Holdings LLC, Title Resource Group LLC, Title Resource Group Services LLC, Title Resources Incorporated, TRG Services, Escrow, Inc., TRG Settlement Services, LLP, Waydan Title, Inc. and West Coast Escrow Company. Thomas N. Rispoli has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, Texas American Title Company and Waydan Title, Inc.

4	Andrew G. Napurano has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Better Homes and Gardens Real Estate Licensee LLC, Better Homes and Gardens Real Estate LLC, Century 21 Real Estate LLC, Coldwell Banker Real Estate LLC, ERA Franchise Systems LLC, Global Client Solutions LLC, ONCOR International LLC, Realogy Franchise Group LLC, Sotheby’s International Realty Affiliates LLC, Sotheby’s International Realty Licensee LLC, World Real Estate Marketing LLC and WREM, Inc. Andrew G. Napurano has signed this Registration Statement as the Chief Operating Officer and Chief Financial Officer of CGRN, Inc. Andrew G. Napurano has signed this Registration Statement as the Chief Financial Officer and Chief Administrative Officer of the following entities: Coldwell Banker LLC, Realogy Global Services LLC, Realogy Licensing LLC, Realogy Services Group LLC and Realogy Services Venture Partner LLC.

5	Eric Barnes has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Cartus Asset Recovery Corporation, Cartus Corporation and Cartus Partner Corporation.

6	Kevin R. Greene has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Alpha Referral Network LLC, Associated Client Referral LLC, Burgdorff LLC, Burnet Realty LLC, Career Development Center, LLC, CDRE TM LLC, Coldwell Banker Commercial Pacific Properties LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Real Estate Services LLC, Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Brokerage LLC, Coldwell Banker Residential Real Estate LLC, Coldwell Banker Residential Referral Network, Coldwell Banker Residential Referral Network, Inc., Colorado Commercial, LLC, Home Referral Network LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Colorado LLC, NRT Columbus LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT LLC, NRT Mid-Atlantic LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Northfork LLC, NRT Philadelphia LLC, NRT Pittsburgh LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, NRT Sunshine Inc., NRT Texas LLC, NRT Utah LLC, Real Estate Referral LLC, Real Estate Referrals LLC, Real Estate Services LLC, Referral Associates of New England LLC, Referral Network LLC, Referral Network Plus, Inc., Referral Network, LLC, Sotheby’s International Realty Referral Company, LLC, Sotheby’s International Realty, Inc., St. Joe Title Services LLC, The Corcoran Group Eastside, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd. and Valley of California, Inc. Kevin R. Greene has signed this Registration Statement as Director of Coldwell Banker Residential Referral Network, Inc.

7	Donald J. Casey has signed this Registration Statement as President and Chief Executive Officer of the following entities: Burnet Title LLC, Cornerstone Title Company, Keystone Closing Services LLC, National Coordination Alliance LLC and Secured Land Transfers LLC. Donald J. Casey has signed this Registration Statement as President of the following entities: Equity Title Messenger Service Holding LLC, Franchise Settlement Services LLC, Gulf South Settlement Services, LLC, NRT Settlement Services of Texas LLC, Title Resource Group Affiliates Holdings LLC, Title Resource Group Holdings LLC, Title Resource Group LLC, Title Resource Group Services LLC, TRG Services, Escrow, Inc. and TRG Settlement Services, LLP. Donald J. Casey has signed this Registration Statement as Chief Executive Officer of Market Street Settlement Group LLC. Donald J. Casey has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Guardian Title Company, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated, TRG Services, Escrow, Inc., Waydan Title, Inc. and West Coast Escrow Company.

8

Marilyn J. Wasser has signed this Registration Statement as Director the following entities: American Title Company of Houston, ATCOH Holding Company, Burrow Escrow Services, Inc., Cartus Asset Recovery Corporation, Cartus Corporation, Cartus Partner Corporation, CGRN, Inc., Coldwell Banker Residential

Brokerage Company, Coldwell Banker Residential Referral Network, Cornerstone Title Company, Guardian Title Company, NRT Insurance Agency, Inc., NRT Sunshine Inc. , Referral Network Plus, Inc., Sotheby’s International Realty, Inc., TAW Holding Inc., Texas American Title Company, The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., Title Resources Incorporated, TRG Services, Escrow, Inc., Valley of California, Inc., Waydan Title, Inc. and WREM, Inc. Marilyn J. Wasser has signed this Registration Statement as Manager of the following entities: Associated Client Referral LLC, Coldwell Banker Residential Real Estate LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Philadelphia LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, Referral Associates of New England LLC, Referral Network LLC and Sotheby’s International Realty Referral Company, LLC.

9	Robert Way has signed this Registration Statement as President of the following entities: Processing Solutions LLC, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated and Waydan Title, Inc. Robert Way has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, TAW Holding Inc., Texas American Title Company and Waydan Title, Inc.

10	David J. Weaving has signed this Registration Statement as President of Realogy Licensing LLC. David J. Weaving has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated and Waydan Title, Inc.

11	James M. Kriebel Jr. has signed this Registration Statement as Manager of Associated Client Referral LLC.

12	Terrence D. Wright has signed this Registration Statement as Manager of Associated Client Referral LLC. and Jack Gaughen LLC.

13	Allen Shindler has signed this Registration Statement as President of the following entities: American Title Company of Houston, ATCOH Holding Company. Allen Shindler has signed this Registration Statement as Director of ATCOH Holding Company.

14	E. Neil Gulley has signed this Registration Statement as President of the following entities: Burrow Escrow Services, Inc., Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Guardian Title Agency, LLC, Guardian Title Company, West Coast Escrow Company. E. Neil Gulley has signed this Registration Statement as Director of the following entities: Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Guardian Title Company and West Coast Escrow Company.

15	Kevin J. Kelleher has signed this Registration Statement as President and Chief Executive Officer of the following entities: Cartus Asset Recovery Corporation, Cartus Corporation and Cartus Partner Corporation. Kevin J. Kelleher has signed this Registration Statement as Director of the following entities: Cartus Asset Recovery Corporation, Cartus Corporation and Cartus Partner Corporation.

16	Tony Wong has signed this Registration Statement as Director of Cartus Corporation.

17	Alexander E. Perriello III has signed this Registration Statement as President of CGRN, Inc. and Realogy Global Services LLC. Alexander E. Perriello III has signed this Registration Statement as President and Chief Executive Officer of Realogy Franchise Group LLC. Alexander E. Perriello III has signed this Registration Statement as Director of CGRN, Inc. and WREM, Inc.

18

Bruce G. Zipf has signed this Registration Statement as President and Chief Executive Officer of the following entities: Alpha Referral Network LLC, Associated Client Referral LLC, Burgdorff LLC, Burnet Realty LLC, Career Development Center, LLC, CDRE TM LLC, Coldwell Banker Commercial Pacific Properties LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Real Estate Services LLC, Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Brokerage LLC, Coldwell

Banker Residential Real Estate LLC, Coldwell Banker Residential Referral Network, Colorado Commercial, LLC, Home Referral Network LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Colorado LLC, NRT Columbus LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT Insurance Agency, Inc., NRT LLC, NRT Mid-Atlantic LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Northfork LLC, NRT Philadelphia LLC, NRT Pittsburgh LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, NRT Sunshine Inc., NRT Texas LLC, NRT Utah LLC, Real Estate Referral LLC, Real Estate Referrals LLC, Real Estate Services LLC, Referral Associates of New England LLC, Referral Network LLC, Referral Network Plus, Inc., Referral Network, LLC, Sotheby’s International Realty Referral Company, LLC, Sotheby’s International Realty, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., and Valley of California, Inc. Bruce G. Zipf has signed this Registration Statement as Director of the following entities: Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Referral Network, NRT Insurance Agency, Inc., NRT Sunshine Inc., Referral Network Plus, Inc., Sotheby’s International Realty, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., and Valley of California, Inc. Bruce G. Zipf has signed this Registration Statement as Manager of the following entities: Coldwell Banker Residential Real Estate LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Philadelphia LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, Referral Associates of New England LLC, Referral Network LLC, and Sotheby’s International Realty Referral Company, LLC.

19	Charlotte Sears has signed this Registration Statement as Manager of Coldwell Banker Residential Real Estate LLC.

20	Clark W. Toole, III has signed this Registration Statement as Manager of Coldwell Banker Residential Real Estate LLC and NRT REOExperts LLC.

21	Kenneth Hoffert has signed this Registration Statement as Director of Coldwell Banker Residential Referral Network, Inc.

22	Richard P. Tucker has signed this Registration Statement as Manager of Associated Client Referral LLC and Jack Gaughen LLC.

23	Paula A. Singleton has signed this Registration Statement as Manager of NRT Arizona Commercial LLC.

24	Martha Louise Appel has signed this Registration Statement as Manager of NRT Arizona LLC.

25	Malcolm MacEwen has signed this Registration Statement as Manager of NRT Arizona Referral LLC.

26	Robin Webb has signed this Registration Statement as Manager of NRT Commercial LLC.

27	Steven Bogden has signed this Registration Statement as Manager of NRT Commercial Utah LLC.

28	Brad Horner has signed this Registration Statement as Manager of NRT Development Advisors LLC.

29	Mel Husney has signed this Registration Statement as Manager of NRT Development Advisors LLC.

30	Linda Searle-Taylor has signed this Registration Statement as Manager of NRT Development Advisors LLC.

31	Alec String has signed this Registration Statement as Manager of NRT Development Advisors LLC.

32	James Dohr has signed this Registration Statement as Manager of NRT Missouri LLC and NRT Missouri Referral Network LLC.

33	Richard J. Loughlin Jr. has signed this Registration Statement as Manager of NRT New England LLC, and Referral Associates of New England LLC.

34	Patricia H. Cole has signed this Registration Statement as Manager of NRT New York LLC.

35	Kelly Kennedy Mack has signed this Registration Statement as Manager of NRT New York LLC.

36	William D. Yahn has signed this Registration Statement as Manager of NRT New York LLC.

37	David Krieger has signed this Registration Statement as Manager of NRT Philadelphia LLC.

38	Stephen Benetz has signed this Registration Statement as Manager of NRT REOExperts LLC.

39	Bernadette Tucker has signed this Registration Statement as Manager of Referral Network LLC.

40	Hilry S. Stroup has signed this Registration Statement as Director of TAW Holding Inc.

41	Sherry Chris has signed this Registration Statement as President and Chief Executive Officer of Better Homes and Gardens Real Estate Licensee LLC and Better Homes and Gardens Real Estate LLC.

42	Esther Semlak has signed this Registration Statement as President of Burnet Title Holding LLC.

43	Richard W. Davidson has signed this Registration Statement as President and Chief Executive Officer of Century 21 Real Estate LLC, World Real Estate Marketing LLC and WREM, Inc.

44	James R. Gillespie has signed this Registration Statement as Chief Executive Officer of Coldwell Banker LLC and Coldwell Banker Real Estate LLC.

45	George Hackett has signed this Registration Statement as President of Coldwell Banker Residential Referral Network, Inc.

46	Charles G. Young has signed this Registration Statement as President and Chief Executive Officer of ERA Franchise Systems LLC.

47	Vikas Bangia has signed this Registration Statement as Senior Vice President (the principal executive officer) of Global Client Solutions LLC and ONCOR International LLC.

48	C. Matthew Spinolo has signed this Registration Statement as Chief Executive Officer of Lakecrest Title, LLC.

49	Derek Massey has signed this Registration Statement as President of Mid-Atlantic Settlement Services LLC.

50	Nancy J. LoRusson has signed this Registration Statement as President of NRT Settlement Services of Missouri LLC.

51	Richard A. Smith has signed this Registration Statement as President and Chief Executive Officer of the following entities: Realogy Operations LLC, Realogy Services Group LLC and Realogy Services Venture Partner LLC.

52	Michael R. Good has signed this Registration Statement as Chief Executive Officer of Sotheby’s International Realty Affiliates LLC.

53	Elliot Rose has signed this Registration Statement as President of St. Joe Title Services LLC.

INDEX TO EXHIBITS

Exhibit	Description

15.2*	Letter Regarding Unaudited Interim Financial Statements.

*	Filed herewith.